News Release

Contact: Amanda Coffee

press@ebay.com

408-221-1984

Facebook executive Katie Mitic Joins eBay Inc.'s Board of Directors

SAN JOSE (Sept. 29, 2011) - eBay Inc. (Nasdaq: EBAY) today announced that Facebook executive Katie Mitic is joining the company's board of directors, effective immediately. A seasoned technology leader and entrepreneur, Mitic currently leads Platform and Mobile Marketing for Facebook, with responsibility for shaping and growing innovative products for over two million developers and businesses that engage with the 800 million active users.

"Katie has great experience in building innovative global platforms, products and services. Her expertise will be a tremendous asset for eBay as we focus on enabling the future of commerce and changing how consumers shop and pay with our global platforms," said John Donahoe, eBay Inc. President and CEO. "We are delighted to add such strong technology expertise and leadership to our board."

Prior to joining Facebook, Mitic served as Senior Vice President of Global Product Marketing at Palm, where she oversaw hardware and software product management and marketing, as well as business and corporate development. She expanded the company's product line and global footprint with the launch of new mobile devices, one of the industry's earliest mobile app stores and developer programs, and global distribution channels and partnerships.

She previously served as Vice President and General Manager at Yahoo!, managing strategic global businesses including Yahoo! Mail, Yahoo! Small Business and Yahoo! Personals. In addition to Yahoo!, Mitic was involved in a variety of start-ups and venture capital.

Mitic serves on the board of Special Olympics International and is active in the entrepreneurial community, serving as an advisor and as a director to a number of fast-growth companies and innovative organizations. She holds a BA from Stanford University and an MBA from Harvard Business School.

Her appointment expands eBay's board to 12 directors, 10 of whom are independent.

About eBay Inc.

Founded in 1995 in San Jose, Calif., eBay Inc. (NASDAQ:EBAY) is about connecting buyers and sellers. We do so through eBay, the world's largest online marketplace, which allows users to buy and sell in nearly every country on earth; through PayPal, which enables individuals and businesses to securely, easily and quickly send and receive online payments; and through GSI, which facilitates ecommerce, multichannel retailing and digital marketing for global enterprises. We also reach millions through specialized marketplaces such as StubHub, the world's largest ticket marketplace, and eBay classifieds sites, which together have a presence in more than 1,000 cities around the world. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.